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                               STRATEGIC ALLIANCE

This Strategic Alliance is made and effective this December 23,1999, by and between UTEK CORPORATION, offices located at 202 South Wheeler Street, Plant City, Florida 33586 and Florida State University Research Foundation, Inc. (FSURF) with offices located at 2035 E. Dirac Drive, Box 15, Tallahassee, FL 32310. Now, therefore, both parties agree as follows:

1. FSURF seeks to develop an off-balance sheet vehicle to bring its intellectual property and technology to the marketplace. The goal of which is to generate on-going royalties to enhance Florida State University's (FSU) research capabilities and reward faculty whose patents are licensed, in addition to developing sponsored research activities.

2. UTEK CORPORATION (UTEK) has the mission to build a bridge between university-based technology and public companies that can rapidly bring new products to the marketplace.

3. UTEK will review FSURF selected existing technologies and new disclosures to gauge their potential for successful commercialization. If a specific technology seems promising to UTEK (and FSURF agrees), FSURF will apply for a patent (if it does not already have one), with FSURF as the assignee. UTEK will receive a 12-month exclusive, royalty-free license option for the technology for some or all fields of use. UTEK would then use its best efforts to find a corporate licensee or otherwise commercialize the technology at terms acceptable to FSURF. If UTEK finds a licensee acceptable to FSURF with acceptable license terms, royalties for the technology will be paid directly by the licensee to FSURF. If UTEK is unable to find a licensee or corporate partner acceptable to FSURF for the technology by the end of this 12- month period, then all option rights to the technology will revert back to FSURF, unless both parties agree to extend. The defined Exclusive Option Agreement is contained in Exhibit A. When FSURF desires to have UTEK merchandise a specific technology and UTEK agrees, both parties will execute a copy of the Exclusive Option Agreement with the appropriate technology, field-of-use and term descriptions.

4. The term of this strategic alliance is for a period of five years, commencing on the date above.

5. Either party may terminate this Agreement at any time with sixty days written notice.

6. During the term of this Agreement, both parties shall not disclose to anyone any confidential information. "Confidential Information" for the purposes of this Agreement shall include proprietary and confidential information such as, but not limited to, technology plans, research and development plans, designs, models, software, product specifications, Marketing plans, patent applications, disclosures and new concepts.

Confidential information shall not include any information that:
A. Is disclosed without restriction.
B. Becomes publicly available through no act of the recipient.
C. Is rightfully received by either party from a third party.
D. Is disseminated in publications
E. Is required to be disclosed by law or regulation.

Confidential information received by either party with be clearly marked "confidential" at the time of disclosure. Oral disclosures of confidential information shall be reduced to writing within 15 days, marked confidential, and forwarded to recipient.

If UTEK customers need to review FSU or FSURF confidential information to determine their interest in licensing a specific property, UTEK will have the customer execute an FSU or FSURF approved confidentiality and non-disclosure agreement. A copy of this signed agreement will be provided to FSU and FSURF.

7. This Agreement shall be governed by and be construed in accordance with the laws of the State of Florida.

8. This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral. This Agreement may be amended, supplemented or changed, only by an Agreement in writing, signed by both of the parties.

9. Any notice to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested or sent by overnight courier service as follows:
10.
UTEK CORPORATION                    FLORIDA STATE UNIVERSITY RESEARCH FOUNDATION
202 South Wheeler Street,           2035 E. Dirac Drive,
Plant City, Florida 33566           Tallahassee, FL 32310

10. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

UTEK CORPORATION                    FLORIDA STATE UNIVERSITY RESEARCH FOUNDATION